Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 10:30 PM 10/26/2005 FILED 10:30 PM 10/26/2005 SRV 050877296 – 4051708 FILE

Certificate of Incorporation

of

Kennedy-Wilson Property Services II, Inc.

First: The name of the corporation is Kennedy-Wilson Property Services II, Inc.

Second: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: The total number of shares of stock which the corporation is authorized to issue is 1,000 shares of common stock with a par value of $.001 per share.

Fifth: The business and affairs of the corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

Sixth: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws.

Seventh: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

Eighth: The incorporator is William B. Mandel, whose mailing address is 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067.

Ninth: A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraphs by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate of incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 26th day of October 2005.

/s/ William B. Mandel
William B. Mandel, Incorporator

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